EXHIBIT 77 to Neuberger Berman Income Opportunity Fund Inc. NSAR 10/31/10

File Number: 81121167
CIK Number: 0001178840

Item 77C

Report of Votes of Stockholders
An annual meeting of stockholders of Neuberger
Berman Income Opportunity Fund Inc. (NOX) was held on July 1, 2010. Shareholders voted on the following matters: (1) To approve an Agreement and Plan of Reorganization pursuant to which (a) Neuberger Berman High Yield
Strategies Fund (Old NHS) would convert to a newly formed Maryland corporation, named
Neuberger Berman High Yield Strategies Fund
Inc. (NHS) (Conversion) and Old NHS would dissolve under applicable state law, and
(b) NOX would transfer its assets to NHS in exchange for shares of common stock and preferred stock of NHS and the assumption by NHS of NOXs liabilities and NOX would dissolve under applicable state law and (2) To elect four Class II
Directors to serve until the annual meeting of shareholders in 2013, or until their successors are elected and qualified.

PROPOSAL 1 TO APPROVE AN AGREEMENT AND PLAN OF
REORGANIZATION:
Common and Preferred Shares

Votes For	Votes Withheld		Abstentions	Broker NonVotes
7,771,865	443,818			271,886		4,446,973

PROPOSAL 2 TO APPROVE THE ELECTION OF FOUR CLASS II DIRECTORS TO
SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2013:
Common and Preferred Shares

			Votes For	Votes Withheld		Abstentions	Broker NonVotes
C. Anne Harvey		12,263,753	670,193

George W. Morriss	12,300,629	633,317

Jack L. Rivkin		12,228,657	705,289

Tom D. Seip		12,238,685	695,261

Preferred Shares


			Votes For	Votes Withheld		Abstentions	Broker NonVotes
John Cannon		595



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